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                                                                      EXHIBIT 16



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 17, 2000

Ladies and Gentlemen:

KPMG LLP ("KPMG") was previously the principal accountants for Orbital Sciences Corporation ("Orbital" or the "Company") and under the date of February 16, 1999, except as to note 2A which is as of April 17, 2000, we reported on the consolidated financial statements of the Company as of December 31, 1998 and for each of the years in the two-year period ended December 31, 1998. Our appointment as principal accountants was terminated by the Company on April 22, 1999. We have read the Company's statements included under the heading "Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in its 1999 Form 10-K, and we agree with those statements, except as follows:

KPMG is not in a position to agree or disagree with the Company's statement in the first sentence of the first paragraph, regarding the date from which PricewaterhouseCoopers LLP has served as the Company's independent auditors.

KPMG is not in a position to agree or disagree with the Company's statement in the third sentence of the first paragraph, that the Company had determined to change auditors "at the direction of the Audit and Finance Committee of the Board of Directors."

KPMG is not in a position to agree or disagree with the Company's statement in the third sentence of the third paragraph, that "While we believed that our own interpretation and application of accounting standards had been reasonable under the circumstances, after discussion with KPMG and the Audit and Finance Committee, the Company determined to restate the previously issued 1998 unaudited quarterly financial statements in the manner recommended by KPMG."

KPMG believes that the fourth sentence of the tenth paragraph should be clarified to indicate that all uncorrected financial statement misstatements proposed by KPMG that the Company determined were material, individually or in the aggregate, to the consolidated financial statements were recorded by the Company.

Very truly yours,